As filed with the Securities and Exchange Commission on January 9, 2015

Registration No. 333-148414

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONOGRAM RESIDENTIAL TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-5383745
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5800 Granite Parkway, Suite 1000, Plano, Texas 75024

(Address of Principal Executive Offices) (ZIP Code)

(469) 250-5500

(Registrant’s Telephone Number, Including Area Code)

Daniel J. Rosenberg

Senior Vice President, General Counsel and Secretary

5800 Granite Parkway, Suite 1000

Plano, Texas 75024

(469) 250-5500

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies to:

Robert H. Bergdolt

Christopher R. Stambaugh

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612

Telephone: (919) 786-2000

Approximate date of commencement of proposed sale to the public:

This post-effective amendment deregisters all of the securities that remain unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Explanatory note: This registration statement (Registration No. 333-148414) for the registrant’s primary offering and distribution reinvestment plan offering was first declared effective by the Staff on September 2, 2008. On September 19, 2011, the registrant filed post-effective amendment no. 13 to Form S-11 to deregister the unsold shares in the primary offering. On September 20, 2011, the registrant filed post-effective amendment no. 14 to Form S-11 on Form S-3 to amend the registrant’s registration statement to make it a distribution reinvestment plan only registration statement. This post-effective amendment to Form S-3 amends the registrant’s registration statement to deregister the unsold shares in the registrant’s distribution reinvestment plan offering.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Monogram Residential Trust, Inc. (the “Company”), formerly known as Behringer Harvard Multifamily REIT I, Inc., set forth in its registration statement (File No. 333-148414) (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 1 to Form S-3 to deregister the 81,837,340.01 unsold shares of its common stock offered pursuant to its distribution reinvestment plan. Pursuant to the Registration Statement, the Company initially registered 200,000,000 shares of common stock for its primary offering and 50,000,000 shares of common stock for its distribution reinvestment plan offering and reserved the right to reallocate shares between the primary offering and the distribution reinvestment plan offering. On September 19, 2011, the Company filed Post-Effective Amendment No. 13 to the Registration Statement to deregister the unsold shares in its primary offering, which was declared effective on September 20, 2011. The Company also reallocated 50 million unsold shares remaining from the primary offering to the distribution reinvestment plan. On September 20, 2011, the Company filed Post-Effective Amendment No. 14 to the Registration Statement to amend the Registration Statement to make it a distribution reinvestment plan only registration statement under which the Company offered a maximum of 100 million total shares pursuant to its distribution reinvestment plan. By filing this Post-Effective Amendment No. 1 to Form S-3, the Company hereby terminates the offering of shares under this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on January 9, 2015.

MONOGRAM RESIDENTIAL TRUST, INC.,
a Maryland corporation

By:	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg,
Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign the Post-Effective Amendment No. 1 to Form S-3 Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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